Exhibit 99.1

OvaScience Reports Fourth Quarter and Year-End 2012 Financial Results

CAMBRIDGE, Mass., February 25, 2013 - OvaScienceSM, (OTC: OVSC), a life sciences company focused on the discovery, development and commercialization of new treatments for infertility, today reported fourth quarter and full year 2012 financial results, and highlighted key accomplishments.

“This was a significant year for OvaScience on many fronts, including our transition to a public company that is preparing to move to NASDAQ in April 2013,” commented Michelle Dipp, M.D., Ph.D., Chief Executive Officer of OvaScience.  “We validated our patented egg precursor cell (EggPCSM) process and began our AUGMENTSM study, with results anticipated in the second half of 2014.  Preclinical research on OvaTureSM is underway in our new research laboratory, and we anticipate scientific publications resulting from our ongoing work in 2013 and beyond.  Importantly, we continued to strengthen our management team, Board of Directors, and Scientific, Clinical and Product Advisory Boards, as we prepare for commercial launch of AUGMENT in 2014.”

Key Accomplishments

•                  Optimized and Validated Patented EggPC Process: Optimized and validated OvaScience’s patented process for identifying EggPCs, and procedures for isolating the mitochondria (energy source) from the cells.  These accomplishments enabled the Company to begin the AUGMENT study as planned, with results anticipated in the second half of 2014.

•                  Key Discovery Published in Nature Medicine: The scientific discovery that confirmed for the first time that EggPCs can mature into eggs was featured on the cover of Nature Medicine.  This is a major breakthrough for the field of infertility and demonstrated the potential of OvaScience’s OvaTure technology.

•                  Initiated Preclinical Research of OvaTure: Began research on the OvaTure program, which is designed as a potential next generation approach to developing treatments for infertility.  With the OvaTure process, a woman’s own EggPCs are matured into new, fertilizable eggs for implantation.  If successful, this approach would allow women to produce their own high quality eggs to achieve a pregnancy without hormone injections, even if their existing eggs are compromised.

•                  Transitioned to a Public Company: Commenced trading of OvaScience’s common stock on the OTC market, completed a Series B financing with the support of blue chip investors, and increased the shareholder base through a retail PIPE. These strategic transactions, together with a Form 10 and resale S-1 filing, facilitated the transition to a public company.  They will also support a planned move to NASDAQ in April of 2013.

•                  Expanded Executive Team: Appointed former Sanofi Biosurgery (prior Genzyme Biosurgery) executive, Alison Lawton, to Chief Operating Officer, who brings global operations expertise and leadership in autologous cell therapy, including regulatory affairs, manufacturing and commercial in the U.S. and abroad.  This addition enabled Christopher Bleck to transition to Chief Commercial Officer, leading Sales and Marketing.

•                  Appointed New Members to the Board of Directors: Appointed several industry leaders to the Board of Directors, including Harald Stock, Ph.D., Chief Executive Officer of the Grünenthal Group, whose success in commercializing products in global healthcare markets will be important as OvaScience advances its ex-U.S. strategy; Thomas Malley, who founded and managed the Janus Global Life Sciences Fund; and Jeffrey Capello, Executive Vice President and Chief Financial Officer of medical device company Boston Scientific.

•                  Continued to Develop Relationships with Key Opinion Leaders: Hosted a scientific symposium during the Annual Meeting of the American Society for Reproductive Medicine (ASRM), featuring presentations by leaders in the field of infertility regarding how advances in bioenergetics and egg quality can lead to better outcomes for patients.

Fourth Quarter and Full Year 2012 Financial Results

•                  Net loss for the three months ended December 31, 2012 was $4.2 million, or $0.33 per share, as compared to net loss of $1.4 million, or $1.20 per share, for the three months ended December 31, 2011.  For the year ended December 31, 2012, net loss was $13.5 million, or $2.33 per share, as compared to a net loss of $2.6 million, or $3.00 per share, for the period from April 5, 2011 (inception) to December 31, 2011.  The increase quarter over quarter, and from inception as compared to year-end 2012, was primarily due to additional AUGMENT development costs, legal and insurance costs associated with becoming a publicly traded company, and increased personnel expenses.

•                  Research and development expense for the three months ended December 31, 2012 was $2.4 million, compared to $0.8 million for the same period in 2011.  Research and development expense for the year ended December 31, 2012 was $6.3 million, compared to $1.2 million for the period from April 5, 2011 (inception) to December 31, 2011.  The increase in both periods was driven primarily by additional personnel-related expenses, including stock-based compensation, growth in the research organization, and an increase in contract research organization expense to support the development and clinical preparations for the AUGMENT study.

•                  General and administrative expense for the quarter ending December 31, 2012 was $1.8 million, as compared to $0.7 million for the same period in 2011.  General and administrative expense for the year ended December 31, 2012 was $7.2 million, compared to $1.5 million for the period from April 5, 2011 (inception) to December 31, 2011.  The increase in both periods was due to additional fees associated with becoming a publicly traded company, additional personnel-related expenses and other general and administrative expenses, including occupancy costs associated with new offices and laboratory space, as well as consulting fees.

•                  As of December 31, 2012, OvaScience had cash, cash equivalents and investments of $31.4 million, compared to $4.5 million on December 31, 2011.

Upcoming Activities

OvaScience expects to present at the following investor conferences:

•                  Cowen and Company 33rd Annual Health Care Conference, March 4-6, 2013 in Boston, MA.

•                  25th Annual ROTH Conference, March 17-20, 2013 in Dana Point, CA.

About OvaScience

OvaScience (OTC: OVSC) is a life sciences company focused on the discovery, development and commercialization of new treatments for infertility.  The Company’s patented technology is based on the discovery of egg precursor cells (EggPCSM), which are found in the ovaries.  By applying proprietary technology to identify and purify EggPCs, AUGMENTSM aims to improve egg quality and increase the success of in vitro fertilization (IVF).  OvaScience’s team of scientists, physicians and advisers includes recognized leaders in the field of reproductive medicine. For more information, please visit www.ovascience.com.

Forward-Looking Statements

This press release includes forward-looking statements about the Company’s strategy, future plans and prospects, including statements regarding the development of the Company’s product candidates, including AUGMENT. Any statements in this release about our strategy, plans, prospects and future expectations, financial position and operations, and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “aim,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including risks related to: our expectations regarding the regulatory approvals required for AUGMENT; the science underlying our two product candidates, which is unproven; our ability to obtain, maintain and protect intellectual property utilized by our products;  our ability to obtain additional funding to support our activities; our dependence on third parties; the successful development of, and ability to obtain regulatory approval for, our product candidates; our ability to commercialize our product candidates, including AUGMENT, on the timeline we expect, if at all; competition from others; and our short operating history; as well as those risks more fully discussed in the “Risk Factors” section of our most recently filed Quarterly Report on Form 10-Q or Annual Report on Form 10-K. The forward-looking statements contained in this press release reflect our current views with respect to future events.  We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our view as of any date subsequent to the date hereof.

Contact:

Theresa McNeely

Head of Corporate Communications

OvaScience, Inc.

tmcneely@ovascience.com

617-299-7356

- Financial Tables to Follow -

OvaScience, Inc.

(A development stage company)

Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except share and per share data)

	Three Months Ended, December 31,	Three Months Ended, December 31,	Year Ended, December 31,	Period from April 5, 2011 (inception) to December 31,	Period from April 5, 2011 (inception) to December 31,
	2012	2011	2012	2011	2012
Operating expenses:
Research and development	$2,431	$766	$6,323	$1,170	$7,493
General and administrative	1,778	674	7,206	1,454	8,660
Total operating expenses	4,209	1,440	13,529	2,624	16,153
Loss from operations	(4,209)	(1,440)	(13,529)	(2,624)	(16,153)
Interest income	17	—	19	—	19
Net loss	(4,192)	(1,440)	(13,510)	(2,624)	(16,134)
Accretion of convertible preferred stock to redemption value	$—	$—	$—	$(101)	$(101)
Net loss applicable to common stockholders	$(4,192)	$(1,440)	$(13,510)	$(2,725)	$(16,235)
Net loss per share applicable to common stockholders-basic and diluted	$(0.33)	$(1.20)	$(2.33)	$(3.00)	$(4.35)
Weighted average number of common shares used in net loss per share applicable to common stockholders-basic and diluted	12,612	1,195	5,810	909	3,734
Comprehensive loss	$(4,198)	$(1,440)	$(13,516)	$(2,624)	$(16,140)

OvaScience, Inc.

(A development stage company)

Condensed Balance Sheets

(Unaudited)
(In thousands, except share and per share data)

	As of
	December 31, 2012	December 31, 2011
Assets
Current assets:
Cash, cash equivalents and investments	$31,391	$4,541
Prepaid expenses and other current assets	574	44
Total current assets	31,965	4,585
Property and equipment, net	756	—
Other assets	93	—
Total assets	$32,814	$4,585
Liabilities, preferred stock and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$875	$276
Accrued expenses	1,211	399
Total current liabilities	2,086	675
Other non-current liabilities	7	87
Total liabilities	2,093	762

SeriesA convertible preferred stock		6,200

Total stockholders’ equity (deficit)	30,721	(2,377)
Total liabilities, preferred stock and stockholders’ equity (deficit)	$32,814	$4,585